UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2007

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue Malvern, PA 19355		19355-2143

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On April 20, 2007, Vishay Intertechnology, Inc. entered into its Third Amended and Restated Credit Agreement with Comerica Bank as lead arranger, book running manager, and administrative agent.  This new revolving credit facility replaces the Second Amended and Restated Credit Agreement, as amended, which was scheduled to expire on May 1, 2007.

The new revolving credit facility provides a commitment of up to $250 million through April 20, 2012.  Furthermore, the Company is permitted to request an increase of the revolving credit facility by an additional $250 million, resulting in an aggregate commitment up to $500 million, provided that no default or event of default exists.

Interest on the new revolving credit facility is payable at prime or other variable interest rate options. The Company is required to pay facility commitment fees, which are less than the commitment fees that were required under the expiring revolving credit facility.

The borrowings under the new revolving credit facility are secured by pledges of stock in certain significant subsidiaries and certain guarantees by significant subsidiaries. The subsidiaries would be required to perform under the guarantees in the event that the Company failed to make principal or interest payments under the new revolving credit facility.  Certain of the Company’s subsidiaries are permitted to borrow under the new revolving credit facility.  Any borrowings by these subsidiaries under the new revolving credit facility are guaranteed by Vishay.

Similar to the expiring revolving credit facility, the new revolving credit facility also restricts the Company from paying cash dividends and requires the Company to comply with other covenants, including the maintenance of specific financial ratios.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Vishay Intertechnology, Inc. Third Amended and Restated Credit Agreement, dated as of April 20, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2007

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Richard N. Grubb

Name:	Richard N. Grubb
Title:	Executive Vice President and Chief Financial Officer